                              Employment Agreement


This Employment Agreement ("Agreement") is entered into as of April 5, 2004 (the "Effective Date"), between Intelligroup, Inc. (the "Company") and David Distel (the "Executive"). The purpose of the Agreement will be to memorialize the terms and conditions of employment for the Executive.

NOW THEREFORE, in consideration of the mutual promises contained in the Agreement and for other good and valuable consideration, the sufficiency of which is hereby agreed, the Company and the Executive agree as follows:

1. Employment.
The Company agrees to employ and engage the services of the Executive as the Company's Chief Financial Officer and Treasurer or in such other position as the Board of Directors or its committees (the "Board") may determine from time to time and the Executive agrees to serve the Company in such capacity. Executive shall report directly to the Company's Chief Executive Officer.

2. Term of Agreement.
The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement. Executive is employed at will by the Company, meaning that either the Executive or the Company may terminate the employment relationship at any time, with or without cause subject to the terms of this Agreement. Accordingly, Executive's employment shall continue until such time as the employment is so terminated.

3. General Employment Terms.
The Executive shall devote his entire business time, attention and energies to the business and interests of the Company. The Executive shall further use his best efforts to promote the interests of the Company, and perform faithfully and efficiently the responsibilities assigned to him. While employed by Company, Executive shall not engage in other employment, except with the prior consent of the Board. The Company requires the Executive to perform services under this Agreement in its Headquarters, currently located in Edison, New Jersey, consistent with his executive level responsibilities, subject to travel requirements or other direction by the Board. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes thereto that may be adopted by the Company from time to time. The Executive acknowledges receipt of copies of all such rules and policies committed to writing as of the date of this Agreement.

4. Compensation.
4.1 Base Salary. Executive shall receive an annual base salary equivalent of US $250,000.00 ("Base Salary"). The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the current payroll policies of the Company. Such salary is subject to adjustment in the discretion of the Board.

Confidential                   Intelligroup, Inc.                              1

4.2 Incentive Compensation Bonus. The Executive will be eligible to participate in the Company's Executive Incentive Plan approved by the Board, pursuant to the terms and conditions of such plan. The Executive shall be eligible under such plan for a bonus in the amount of 50% of the Base Salary pursuant to objectives which will be approved by the Board. If and to the extent obtained, such bonus shall be pro-rated for FY2004. Executive may be eligible for additional incentive compensation from time to time in the discretion of the Board.

4.3 Executive Benefits. In addition, the Executive shall be eligible for all Executive benefits offered to the Company's Executives. In particular, the Executive will be entitled to the following benefits:

         (a) Vacation and Sick Leave. The Executive shall be eligible to participate in the Company's standard vacation and sick leave benefit plan and the number of vacation days afforded to Executive under the terms of the plan shall be 20 days per year.


         (b) Business Expense Reimbursement. The Executive shall receive reimbursement of all legitimate and reasonable business expenses incurred by the Executive on behalf of the Company pursuant to the written policies of the Company in this regard.

         (c) 401(k) Plan. The Executive is eligible to participate in the 401(k) retirement benefit plan made available to the Executives of the Company pursuant to the terms and conditions of such plan.

         (d) Insurance Plans. The Executive is eligible to participate in the life, health, dental, short and long-term disability plans made available to the Executives of the Company pursuant to the terms and conditions of such plans.

         (e) Changes to Executive Benefit Plans. Nothing in this Agreement shall prevent the Company from changing, modifying, amending or terminating the Executive benefit plans of the Company so as to eliminate, reduce or otherwise change any benefits payable under this Agreement.

         (f) Indemnification. Executive will be a party to any standard indemnification agreement for the Company's executive officers that may be adopted by the Company and any revisions which may be adopted from time to time.

5. Stock Options. The Executive will be eligible for an initial stock option grant of 200,000 options ("Options") with an effective date of the date of this Agreement. 1/3 of the options shall vest on the first annual anniversary of the option grant and the remaining options shall vest in equal 1/24installments through the following two years. The Options shall be governed by the terms and conditions of the Company stock option plan under which the grant is made as well as the standard Stock Option Agreement which must be signed by the Executive and the Company prior to such grants being effective. Additional options may be granted from time to time in the discretion of the Board.

6. Change of Control.
Upon the effectiveness of a Change of Control event (as that term is defined below), unless provision is made in connection with such Change of Control for the assumption of the Options, or the substitution of such Options with new options of the successor entity or parent thereof, with appropriate adjustment to the number of option shares and, if appropriate, the exercise price, all of the remaining option shares, to the extent not vested and exercisable, shall, subject to and conditioned upon the effectiveness of the Change of Control, become vested and exercisable fifteen (15) days prior to the anticipated effective date of the Change of Control, as determined by the Company. The Board may, at its sole discretion, alter the terms of the Company's Stock Option Plan, any Stock Option Agreements and the definition of Change of Control set forth hereunder.


Confidential                   Intelligroup, Inc.                              2

For the purposes of this Agreement a "Change in Control" shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) not affiliated with the Company as of the Effective Date, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities and where Executive is not offered a position substantially similar to the position offered to the Executive hereunder in the successor entity to the Company. For the purposes of the foregoing and the avoidance of doubt, any transaction (including but not limited to deregistration, reverse stock split, tender offer or merger) directed at taking the Company private shall not be deemed to be a Change of Control under this Agreement.

7. Termination.
7.1 Cause. For purposes of the Agreement, "Cause" shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty by the Executive; (B) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or any conduct which is in violation of the Company's policies; (C) any material breach of any provision of the Agreement, or any other agreements between the Executive and Company, by the Executive; (D) insubordination or refusal to perform assigned duties consistent with duties of the Executive's position or to comply with the reasonable directions of the Chief Executive Officer or the Board; or (E) any dereliction of duties or recklessness in the performance of duties. If the Executive's employment is terminated for Cause, the Executive shall be paid his full accrued Base Salary through the date of termination at the rate in effect at the time of such termination. In such event, all other compensation including, without limitation, bonuses, severance and/or stock option grants shall be forfeited and the Company shall have no further obligation to the Executive under the Agreement or under any other agreements or plans.

7.2 Severance. Executive shall be eligible for 9 months of severance pay following the termination of this Agreement unless the agreement is terminated for Cause. The payments shall commence upon the day following termination and continue for a period of 9 months in accordance with the Company's standard payroll practices. The Employer will pay the Cobra portion of the Executive's health benefits through the 9 month severance period and for an additional 3 months thereafter.

7.3. Notice Period. In the event Executive elects to terminate this Agreement and his employment relationship with the Company, Executive shall provide at least 60 days prior written notice. Such notice shall be directed and provided to the Company's Chief Executive Officer and Board.

8. Miscellaneous.
8.1 Entire Agreement. The Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they relate in any way to the subject matter hereof. The Intelligroup Standard Executive Terms agreement as executed by the Executive or executed in the future by the Executive, shall be made a part of the Agreement and is attached hereto as Exhibit A. In addition, the Company's standard Executive Indemnification Agreement shall be made a part of this Agreement and is attached hereto as Exhibit B. In the event of any inconsistencies between the Agreement and its Exhibits A and B, the terms and conditions of this Agreement shall take precedence.


Confidential                   Intelligroup, Inc.                              2

8.2 No Assignment; Assumption. The Agreement is personal to the Executive and shall not be assignable by the Executive. The Agreement shall inure to the benefit of and be binding upon any successor to the business or assets of the company which assumes the Agreement, whether expressly or by operation of law.

8.3 Governing Law. This is a New Jersey contract and shall be construed under and is governed in all respects by the laws of New Jersey, without giving effect to any conflict of laws principles of New Jersey law. Any legal action or suit related in any way to the Agreement shall be brought exclusively in the courts of New Jersey. Both parties agree that the courts of New Jersey are the exclusive convenient forum for the resolution of disputes.

8.4 Amendments. No amendments of any provision of the Agreement shall be valid unless the same shall be in writing and signed by both the Company and the Executive.

8.5 Severability. Any term or provision of the Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.6. Revisions. Revisions to this Agreement may be made from time to time in the discretion of the Board. Adjustments to Executive's compensation may be made from time to time in the discretion of the Board and shall be documented in accordance with the Company's standard Human Resources practices and may not result in a revision to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first above written.




-------------------------         ------------------------------
Executive                         Company

                                  ------------------------------
                                  Name:

                                  Title:




Confidential                   Intelligroup, Inc.                              4